Calculation of Filing Fee Tables
S-3
Benitec Biopharma Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
		Equity	Common Stock, $0.0001 par value per share	457(o)
		Equity	Preferred Stock, $0.0001 par value per share	457(o)
		Debt	Debt Securities	457(o)
		Other	Warrants	457(o)
		Other	Units	457(o)
Fees to be Paid	1	Unallocated (Universal) Shelf		457(o)			$ 200,000,000.00	0.0001381	$ 27,620.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 200,000,000.00		$ 27,620.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 27,620.00
Offering Note
[1]	Note 1.a. We are registering an indeterminate number of shares of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities and units consisting of some or all of the foregoing securities, each of which may be offered from time to time at prices to be determined at the time of any such offering. The aggregate offering price of these securities will not exceed $200,000,000. Any securities registered hereunder may be sold separately from, or together in the same offering with, other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of shares of common stock, preferred stock or debt securities that may be issued upon the exercise of warrants registered hereunder or, in the case of common stock and preferred stock, upon the conversion of or in exchange for, or pursuant to the antidilution provisions of, debt securities registered hereunder. Note 1.b. The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security in reliance on Rule 457(o) under the Securities Act of 1933 and General Instruction II.D of Form S-3 under the Securities Act of 1933. Note 1.c. Each Unit will consist of some or all of the securities listed above, in any combination. Note 1.d. The maximum aggregate offering price was estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date